Exhibit 10.27

EMPLOYMENT AGREEMENT

between

LKQ EUROPE GMBH ZÄHLERWEG 10
CH-6300 ZUG
("Employer")

and

ANDREW CRAIG HAMILTON INDUSTRIESTRASSE 48
CH-6300 ZUG
("Employee")

1.    Function and tasks
1.1    The Employer hereby employs the Employee, and the Employee accepts employment as President & Executive Managing Director.
1.2    The tasks to be discharged by the Employee are set out in the respective job description. The Employee’s responsibilities are specified by the Employer. The Employee's responsibilities may, at any time, be modified by the Employer to perform other assignments or assume other responsibilities. The other terms applicable to the Employee shall not be affected by such modification.
1.3    The Employee shall report to the CEO LKQ Corporation or to another person designated by the Employer.
1.4    The Employee’s office will be located in Zug, Switzerland. The Employer reserves the right to relocate the Employee to another appropriate place of work but without changing the Employee's salary entitlement. This applies in the context of reasonable relocation and by mutual agreement. It is understood that the above-mentioned position of the Employee includes a high level of travel activities and customer visits.
1.5    This Agreement is contingent upon the issuance of the legally required work and residence permits authorizing the Employee to work for the Employer in Switzerland. This Agreement automatically lapses if the Employee no longer has the right to work for the Employer in Switzerland.
2.    Remuneration
2.1    Salary
The Employee shall receive an annual gross base salary of CHF 565’000 payable in 12 equal installments each of which shall be paid at the latest on the last day of a calendar month to a Swiss bank account designated by the Employee. Upon payment of the above-mentioned base salary, all activities performed by the Employee under this contract shall be compensated. This also applies to activities for the benefit of other subsidiaries or affiliates of the Employer.
The Employee will be eligible for an annual bonus of 30% at threshold, 60% at target and 120% at maximum. Awards under the bonus program will be calculated as a percentage of the weighted average of the Employee’s base salary for the bonus year. The Employee’s first bonus award will be calculated from 1st January 2024. The Employee's bonus plan and the performance measures and targets included in such plan shall be (i) 80% based on the consolidated financial performance of LKQ Europe and (ii) 20% based on the consolidated financial performance of LKQ Corporation. Notwithstanding the foregoing, the Employer reserves the right to modify its bonus program at its sole discretion with respect to, among other items, bonus opportunity percentages and goals for the program.
2.2    Deductions
The salary and bonus payments are gross payments. The Employee's contributions for social security insurances such as "AHV", "IV", "EO", "ALV" and/or for non-occupational accident insurance and/or for the pension plan maintained by the Employer as well as applicable source taxes, if any, shall be deducted from the payments made to the Employee, in accordance with applicable laws and/or regulations.
2.3    Company Car
The employee will keep his company car in UK. In additional the LKQ Expense Regulation in Switzerland will apply.

2.4    Commuter Allowance:
The employee shall receive a monthly contribution of CHF 2.500 net. This amount is valid for 24 months from the start date and will be reviewed after 2 years. It is agreed that the amount will remain guaranteed if personal circumstances do not change and the employee continues to commute. The employer is entitled to request a self-disclosure for confirmation at any time.
2.5    Furniture Allowance:
The employee shall receive a one-off furniture allowance of CHF 10.000 net. This amount will be paid with the first payroll in Switzerland.
2.6    Lump Sum Expense:
The employee shall receive a yearly lump sum flat of CHF 12.000,00 net in accordance with the LKQ Expense Regulation.
2.7    Housing:
The employee is entitled to a monthly housing support of CHF 8.000 net (incl. cleaning and any other charges). The cost will be directly paid by the company.
2.8    Tax support:
As a Swiss employee with recurring travel to the UK, you will be taxed in accordance with both UK and Swiss laws. LKQ will support you with all required individual tax fillings both in the UK and in Switzerland for the tax years impacted by this travel arrangement, plus for any subsequent years to finalize any trailing tax liabilities, in the home and host county locations, as required. LKQ’s designated tax services provider has been retained to assist you in understanding any tax impact as a result of your cross-border arrangement, calculating actual home and host location tax liabilities, calculating applicable payroll tax withholding amounts, and preparing applicable home and host location individual tax returns.
2.9    Additional Notes:
All taxes payable on the taxable benefit for the agreements outlined in 2.3 to 2.7 are grossed up by the company.
Due to your recurring travel between the UK and Switzerland, your home country income tax for income attributable to your assignment will be treated under LKQ’s Tax Equalization Policy. An annual reconciliation will be prepared after all necessary actual tax returns have been filed. You will also be responsible for previous home/host country taxes relating to any compensation, awards, or benefits granted prior to the effective date of your Swiss employment but received after the effective date, and any tax and / or social security liabilities relating to non-employment sourced income remain your own responsibility.

Basis of this agreement are the agreed numbers in GBP and converted to CHF (average fx rate in 2023 is 1,13 (rounded)). It’s also agreed to review the payment in relation to GBP due to currency exchange rate (in both directions) on annual basis (Difference exceeds +/- 5 % compared to the average FX-rate over a full year.
Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, it being understood that even repeated payments without the reservation of their voluntary nature shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

2.10    Repayment obligation
Should the Employee have received any payment in excess of his actual entitlement, the Employee shall, upon the Employer's first request, pay back such excessive amount to the Employer. Payments that the Employer, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.
3.    Expenses
3.1    The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary business travel expenses in accordance with the applicable Employer guidelines as in force from time to time. The Employee shall submit such expense vouchers monthly.
3.2    The Employee may use the first class of the train; for domestic and European flights, the economy class must be used; and for flights outside Europe, the Employee may choose business class.
3.3    The Employer shall provide the necessary electronic equipment to allow the Employee to be fully integrated into the Employer's world-wide network and to access the Employer's facilities. Any such equipment shall remain the property of the Employer.
4.    Pension fund
The Employee shall be covered by the Employer's pension fund under the regulations as in force from time to time. The Employer and the Employee shall pay the contributions in accordance with the applicable regulations.
5.    Sickness / Insurance
5.1    The employee will keep his private health care position in UK.
5.2    If the Employee is prevented from work due to sickness or accident, the Employee shall inform the Employer without delay and shall submit a medical certificate within three work days. In case the Employee is prevented from work for a longer period of time than stated in the medical certificate, the Employee shall so inform the Employer and shall, at the Employer's request, submit another medical certificate.
5.3    The Employee will be covered by sick pay insurance (loss of earnings insurance; Krankentaggeldversicherung) during his employment. The insurance coverage shall replace the statutory sick pay rules.
In cases that are covered by the loss of earnings insurance, the insurance shall in principle cover 90% of the Employee's base salary for as long as the employment exists but limited to a maximum period of 720 days minus a waiting period. It being understood that the insured salary is capped at an annual gross salary of CHF 400.000. The insurance conditions that apply from time to time are explicitly reserved and will be disclosed to the Employee upon request.
The premium for the loss of earnings insurance will be borne 40 % by the Employee and 60 % by the Employer.
During the waiting period, the Employer will continue to pay the full salary.
In the event that insurance benefits should be reduced or refused due to pre-existing health conditions, age, foreign domicile or other reasons, the Employee's claim to sick pay shall be reduced to the payments required by statutory law ("Berner Skala"). The same applies if the Employee is, by no fault of his own and due to other reasons inherent in the Employee's person, prevented from performing work. Such time period will be calculated in accordance with the "Berner Skala" based on the Employee's years of service:
in the 4th – 12th month of service    3 weeks in the 2nd year of service    1 month in the 3rd and 4th year of service    2 months in the 5th to 9th year of service    3 months in the 10th to 14th year of service    4 months in the 15th to 19th year of service    5 months from the 20th year of service    6 months
it being understood that no payments shall be made after the end of the employment relationship.
6.    Working hours / Vacations
6.1    The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him and further agrees that he shall devote at least 40 hours per week to service on behalf of the Employer. The Employee agrees to perform overtime work if necessary to properly fulfill his employment duties.
6.2    Any overtime work is compensated by the remuneration envisaged in this Agreement. There shall be neither an additional financial compensation nor compensation by free time.
6.3    The Employee shall be entitled to 25 days of paid vacations per calendar year.
7.    Duties of loyalty and confidentiality
7.1    The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer's interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of shares or other stocks up to 5% of equity capital or 5% of voting rights exclusively for investment purposes. The acquisition of shares or other stocks in non-listed companies that maintain business relationships with the Employer or that compete with the Employer must in any case be approved in advance and in writing by the Employer. The Membership in the board of directors or supervisory board of other companies shall also require the prior written approval of the Employer.
7.2    The Employee shall during the period of employment with the Employer and at any time thereafter, keep secret any confidential information, in particular information concerning contractual arrangements, deals, transactions or any other affairs of the Employer or its affiliates as well as their respective employees, business partners and officers and will not use any such information for his own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know as an employee of the Employer.
7.3    Upon termination of this Agreement, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer and its affiliates in his possession or open to his access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, as well as any objects belonging to the Employer or to an affiliate of the Employer. Any retention right is excluded.
7.4    During the term of this Agreement as well as for a period of 12 months after the termination of this employment relationship, the Employee shall not entice away or solicit any employees of the Employer or offer them a job or have them offered a job or to try to do any of these activities. Upon each violation of his obligations under this Section 7.4, the Employee shall pay to the Employer a contractual penalty in the amount equal to one quarter of the Employee's last annual gross salary. Payment of the contractual penalty does not relieve the Employee from his obligations under this Section 7.4. The Employer is furthermore entitled to seek judicial enforcement of the Employee's obligations and/or to claim damages.
7.5    During the term of this Agreement as well as for a period of 12 months after the termination of his employment relationship, the Employee shall neither entice away nor solicit nor try to entice away or to solicit any customers of the Employer for whom the Employee was active or with whom the Employee was in contact during the last 12 months prior to the effective termination of his activity for the Employer, nor directly nor indirectly act on behalf of such a customer, for example as an employee, consultant, agent, corporate body or employee of a third party, nor submit an offer for such an activity. Upon each violation of his obligations under this Section 7.5 the Employee shall pay to the Employer a contractual penalty in an amount equal to the Employee's last annual gross salary. Payment of the contractual penalty does not relieve the Employee from observing his obligations under this Section 7.5. The Employer is furthermore entitled to seek judicial enforcement of the Employee's obligations and/or to claim damages.
8.    Intellectual property rights
8.1    All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from any work performed by the Employee during the term of his employment (hereinafter the "Intellectual Property Rights"), shall exclusively and directly vest in the Employer. The Employee may not, without the Employer's written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of a third party, or register the results of his work.
8.2    Insofar as certain Intellectual Property Rights mentioned in Section 8.1 above should not vest in the Employer by operation of law or based on Section 8.1 above, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer such rights. The Employer may however renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Employer a perpetual, transferable, royalty-free license to use and exploit such Intellectual Property Rights in any way the Employer sees fit.
8.3    The Employee acknowledges that his salary includes reasonable compensation for the loss of Intellectual Property Rights.
8.4    The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.
9.    Data protection
The Employee agrees that the Employer may process personal data concerning him/her to the extent such data relates to his suitability for the employment or is necessary to perform the employment relationship. The Employee agrees that the Employer can transfer personal data to affiliated companies outside of Switzerland, in particular to its parent company (LKQ Corporation, a Delaware corporation) located in the United States of America.

10.    Non-competition
In view of the fact that the Employee in the course of his employment will acquire knowledge of the Employer's trade secrets and manufacturing secrets and/or will have insight into the Employer's customer base, the Employee undertakes not to perform any activity competing with the Employer during the term of this Agreement as well as after the term of this Agreement for a period of 12 months. After the termination of this Agreement the non-compete covenant shall be limited to Europe and the field of wholesale distribution of car parts, garage equipment, tools and services.
In particular, the Employee agrees:
    not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer or its affiliated companies or renders services similar to those rendered by the Employer or its affiliated companies;
    not to accept any part- or full-time employment in such a company or to act as a consultant or representative or in any other form for such a company;
    not to directly or indirectly establish or operate such a company.
The Employee understands that a violation of the obligations under this Section 10 might cause serious damage to the Employer. Upon any breach of his obligations under this Section 10, the Employee shall pay to the Employer an amount equal to his last annual gross salary as a contractual penalty. The payment of the contractual penalty does not relieve the Employee from his non-compete obligations. The Employer's right to claim damages is expressly reserved. Furthermore, the Employer shall in any event be entitled to seek judicial enforcement of the Employee’s obligations.
11.    Duration and termination
11.1    This Agreement shall be effective as of April 1, 2024 and last for an indefinite period of time.
11.2    There shall be no probation period. This Agreement may be terminated by either party by respecting a notice period of three months with effect to the end of a calendar month.
11.3    This Agreement terminates without notice at the end of the month on which the Employee reaches the ordinary retirement age.
11.4    The Employer has the right to relieve the Employee from the Employee’s obligation to work at any time provided that (i) the Employer continues to pay Employee his base salary through the end of the notice period and (ii) any income that the Employee receives from any activity during such release third party prior to the end of the notice period shall be deducted from the base salary amount paid by the Employer to the Employee. The Employee shall have the duty to inform the Employer of the amount of any income Employee receives from any third party during such period. Any unused vacation entitlements and other entitlements to paid time-off by the Employee shall be deemed to be compensated by such period of release. The unused vacation shall be taken from the first day after the release on without interruption. During the release period, the Employee shall not engage in any competing activity.
12.    Miscellaneous
12.1    This Agreement replaces all prior understandings and/or contracts between the parties.
12.2    By signing this Agreement, the Employee confirms that his activity for the Employer from the effective date listed in Section 11.1 (or earlier if agreed upon by Employee and the Company) is not subject to any contractual or other limitations (e.g., based on post-contractual non-compete covenants) arising from agreements with a previous employer or other third parties.

12.3    Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination which does not require a particular form.
12.4    Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties' intention when agreeing on the invalid provision(s).
13.    Applicable law
This Agreement shall be governed by Swiss law.
14.    Jurisdiction
All disputes arising out of or in connection with this Agreement, including any disputes regarding its validity or its termination as well as regarding the validity of this jurisdiction clause, shall be decided by the courts at the domicile or seat of the respondent or at the place where the Employee usually performs his work.

Place and Date    Place and Date

26/03/24    26 March 2024 | 15:56 GMT Munich    26 March 2024 | 14:48 GMT

The Employee    The Employer

VP HR